SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities and Exchange Act of 1934

Date of Report: March 7, 2000

(Date of earliest event reported)

Inland Real Estate Corporation

(Exact name of registrant as specified in the charter)
Maryland (State or other jurisdiction of incorporation)	0-28382 (Commission File No.)	36-3953261 (IRS Employer Identification No.)

2901 Butterfield Road

Oak Brook, Illinois 60523

(Address of Principal Executive Offices)

(630) 218-8000

Registrant's telephone number including area code)

N/A

(Former name or former address, if changed since last report)

ITEM 5. OTHER EVENTS

On March 7, 2000, Inland Real Estate Corporation (the "Company") signed a definitive Agreement and Plan of Merger (the "Merger Agreement") pursuant to which Inland Real Estate Advisory Services, Inc., the Company's advisor (the "Advisor"), and Inland Commercial Property Management, Inc., the Company's property manager (the "Manager"), will become wholly owned subsidiaries of the Company.

The Company, headquartered in Oak Brook, Illinois, owns real estate assets purchased for more than $987 million, consisting of 119 retail properties totaling 9.47 million square feet of space, including one shopping center under development. The properties are neighborhood and community retail centers, and free-standing retail buildings in the Chicago area, Minneapolis-St. Paul and other Midwest markets.

The Advisor and the Manager earn all of their revenue from the fees the Company pays them for managing the day-to-day operations and the properties of the Company. The Company pays the Advisor an annual advisory fee, which for 1999 was 0.58% of the average book value of the Company's assets. The Company pays the Manager a property management fee of up to 4.5% of the gross income earned by the Company on each property managed by the Manager. Disposition and incentive fees also are payable to the Advisor upon the sale of properties.

As a result of the merger, the Company will become a self-administered real estate investment trust. The merger results from a process begun in late 1998 by the Company's board of directors to evaluate possible strategic alternatives designed to maximize stockholder value including: (1) becoming self-administered by acquiring the Advisor and the Manager; (2) listing the Company's common stock on a national exchange or other trading system; or (3) seeking to merge with a third party that is already listed on a national exchange. The Company retained First Union Securities, Inc. (f/k/a EVEREN Securities, Inc.) ("First Union") which provided the board with an opinion stating that the consideration being paid by the Company for the Manager and the Advisor is fair, from a financial point of view, to the stockholders of the Company.

The Company believes that becoming self-administered will enhance stockholder value for two important reasons. First, due to the growth of the Company's asset and revenue base over the past two years, the Company believes it will be cost-effective to internalize the management functions presently conducted by the Advisor and Manager. Upon completion of the merger, the Company will no longer incur the advisor fees and property management fees. The expenses that the Company will incur for an internalized management team will be less than these fees and expenses. Additionally, the board believes that analysts and investors specializing in real estate securities have a strong preference for self-administered entities.

Certain of the Company's directors are principals of The Inland Group, Inc., the ultimate parent of the Advisor and Manager. As such, the Company's board formed a special committee comprised entirely of its independent directors to review, evaluate and negotiate the merger on behalf of the Company. The special committee, which retained its own independent counsel, unanimously recommended approval of the Merger Agreement to the board of directors and to the Company's stockholders. The board of directors unanimously approved the Merger Agreement and recommended that the stockholders approve the Merger Agreement.

At the closing of the merger, the Company will issue to Inland Real Estate Investment Corporation, the sole shareholder of the Advisor, and The Inland Property Management Group, Inc., the sole shareholder of the Manager, an aggregate of 6,181,818 shares of the Company's common stock.

The Company expects that following the completion of the merger, Robert D. Parks will become the Company's Chairman, Norbert Treonis the Company's President and Chief Executive Officer, Mark Zalatoris the Company's Chief Financial Officer and Treasurer, Samuel Orticelli the Company's Secretary and General Counsel, and William Anderson, the Company's Director of Acquisitions.

Completion of the merger is subject to stockholder approval and other customary conditions.

All of the statements in this Form 8-K, other than historical facts, are forward-looking statements regarding future events or financial performance of the Company. These statements are only predictions and actual events or results, including financial and operating results, may differ materially. Investors should refer to the documents the Company files from time to time with the Securities and Exchange Commission.

Exhibits

10 Material Contracts

1) Agreement and Plan of Merger
Dated As Of March 7, 2000
By and Among
Inland Real Estate Corporation
Inland Advisors, Inc.
Inland Management Corporation
Inland Real Estate Investment Corporation
Inland Real Estate Advisory Services, Inc.
The Inland Property Management Group, Inc.
Inland Commercial Property Management, Inc.
and
The Inland Group, Inc.

99 Additional Exhibits

1) Press Release dated March 21, 2000

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INLAND REAL ESTATE CORPORATION

Dated March 21, 2000 By: /s/ Robert D. Parks

Robert D. Parks,

President and Chief Executive Officer